Exhibit 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

Sangamo Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 457(o) and Rule 457(r)	$175,000,000	0.0001102	$19,285(1)

	Total Offering Amounts			$175,000,000		$19,285

	Total Fees Previously Paid					—

	Total Fee Offsets					—

	Net Fee Due					$19,285

(1)

The filing fee is calculated and being paid pursuant to Rules 457(o) and 457(r) under the Securities Act of 1933, as amended, or the Securities Act, based on the proposed maximum aggregate offering price, and relates to the registrant’s Registration Statement on Form S-3 (File No. 333-255792) in accordance with Rules 456(b) and 457(r) under the Securities Act.